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April 9, 1996

Timothy N. Jenson
Vice President, Treasurer and Assistant Secretary
Merisel, Inc.
200 Continental Blvd.
El Segundo, CA 90245

PERSONAL AND CONFIDENTIAL


Dear Tim:

     This letter amends that certain letter agreement between you and Merisel, Inc. ("Merisel"), dated November
29, 1995 (the "Letter Agreement"). Except as specifically amended hereby, the Letter Agreement remains in full force and effect.

     Notwithstanding anything to the contrary contained in the Letter Agreement, for purposes of the Letter Agreement, as amended hereby, your employment shall be considered to be terminated without cause, if (A) your employment is terminated for any reason, other than your misconduct (misconduct includes physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or harassment of another Associate by you), excessive absenteeism, abuse of sick time or your conviction for or a plea of nolo contendere by you to a felony or any crime involving moral turpitude or (B) you resign due to any of the following having occurred (i) there has been a material reduction in your job responsibilities from those that existed on the date hereof, (ii) without your prior written approval, you are required to be based anywhere other than your current location, it being understood that required business travel to an extent consistent with your current business travel obligations does not constitute a requirement that you be based somewhere other than your current location, (iii) there has been a reduction in your base salary, other than an across-the-board reduction in the salary level of all of Merisel's Vice Presidents in the same percentage amount as part of a general salary level reduction, or (iv) a successor to all or substantially all of the business and assets of Merisel fails to furnish you with the assumption agreement required below.
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      Retention Bonus.  In order to induce you to remain as
an employee of Merisel, Merisel shall guarantee to pay all of your annual target bonus for 1996 (the "Guaranteed Target Bonus"), a quarter of which Guaranteed Target Bonus shall be paid quarterly as provided in the next sentence. Accordingly, provided that you continue to be employed by Merisel on the date that the earnings for the applicable fiscal quarter of Merisel are released (the "Earnings Release Date"), Merisel shall pay to you the Guaranteed Target Bonus for that quarter on the next regularly scheduled payday following the Earnings Release Date; provided, however, for the first fiscal quarter of 1996, the "Earnings Release Date" shall be April 15, 1996 and the Guaranteed Target Bonus shall be paid no later than the second regularly scheduled payday following such date. The amount of Guaranteed Target Bonus paid to you, that would not have otherwise been earned by you, shall be excluded from the calculation of the Severance Payment under the Letter Agreement.

     In addition, in order to induce you to remain as an employee of Merisel, Merisel agrees to also pay to you a bonus of $25,000 on each of June 1, 1996, September 1, 1996 and January 1, 1997, provided that you continue to be employed by Merisel on such dates ("the Retention Bonuses")(together with the Guaranteed Target Bonus, the "Guaranteed Bonuses"). The amount of Retention Bonuses paid to you shall be excluded from the calculation of the
Severance Payment under the Letter Agreement.   Any unpaid
Guaranteed Bonuses will be paid to you in full upon any termination without cause following a Change in Control.

      Mitigation. You shall have no obligation to mitigate the amount of any payment provided for in the Letter
Agreement, as amended hereby, by seeking employment or otherwise.

     Assumption Agreement. Merisel will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of Merisel, expressly to assume and agree to perform the Letter Agreement, as amended hereby and to further amend it so that it will not expire and the minimum payout will always be at least 12 months of your maximum compensation, and otherwise perform the terms in a manner at least as favorable to you and at least to the same extent that Merisel would be required to perform it whether or not such succession had taken place.

      A "Change of Control" shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group shall become the beneficial owner, directly or indirectly, of outstanding capital stock of the Company possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of the Company, or (ii) there shall be a sale of all or substantially all of the Company's assets or the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the
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voting power (for the election of directors) of the
outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stock holders of the Company before the transaction.

     If you agree to the terms of this amendment to the Letter Agreement and intend to be bound by the Letter
Agreement, as amended hereby, please so indicate by signing the enclosed copy of this letter and returning it to me.
Thank you.

Sincerely,


/s/Dwight A. Steffensen
Dwight A. Steffensen
Chief Executive Officer


Accepted and agreed to:


/s/Timothy N. Jenson
Timothy N. Jenson